UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): June 11, 2015 (June 9, 2015)

Bob Evans Farms, Inc.

(Exact name of registrant as specified in its charter)

Delaware	0-1667	31-4421866
(State or other jurisdiction of incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

8111 Smith’s Mill Road, New Albany, Ohio		43054
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (614) 491-2225

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2b)

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4c)

Item 8.01.	Other Events.

Bob Evans Farms, Inc., a Delaware corporation (“Company”) issued a press release on June 11, 2015 indicating that its Board of Directors has authorized management to pursue a strategic transaction for a select portion of its restaurant properties. The decision follows the announcement in March 2015 that the Company had retained J.P. Morgan to assist with an evaluation of strategic alternatives for the Company’s real estate.

The Company said the transaction may take the form of either a sale-leaseback or a tax-free REIT conversion and spin-off. The decision as to which path to pursue will depend on a number of factors, including but not limited to, the performance of Bob Evans’ business segments, and in particular the restaurant segment, market values for restaurant real estate, trading performance of publicly traded real estate companies, interest rates and U.S. economic conditions. The timing of a transaction remains subject to the Board’s continued evaluation of these factors, and the Company cannot guarantee if and when a transaction will be undertaken.

The Company also indicated that it expects to conclude the assessment of alternative paths for the restaurant real estate over the next several months. The ultimate size of any transaction will depend on the factors noted above, but is expected to range from approximately 30 to 60 percent of current owned restaurant real estate. Either transaction is expected to enable the Company to reduce its investment in lower-return assets. It is expected that in structuring a transaction, the Company would seek to maintain flexibility to pursue a separation of the foods and restaurant segments at some point in the future if advisable at that time.

The Company further indicated that combined with the May 28, 2015 announcement with respect to a sale lease-back of the Company’s headquarters building and select industrial properties, it will enable the Company to enhance shareholder value through our capital deployment strategies. Any sale and lease-back or REIT transaction will be subject to prior Board approval and the normal conditions and covenants for closing any such transaction.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits

99.1	Press Release from Bob Evans Farms, Inc. dated June 11, 2015

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

Date: June 11, 2015

BOB EVANS FARMS, INC.

	By:	/s/ Kevin C. O’Neil
Kevin C. O’Neil, Vice President, Assoc. General
Counsel and Asst. Corporate Secretary